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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Vesta Insurance Group, Inc.:

We consent to incorporation by reference in the registration statements
(Nos. 33-74160, 33-81114, 33-81126, 33-80385, 33-80387, and 33-80395) on Forms
S-8 of our report dated March 27, 1998, relating to the consolidated balance sheets of Vesta Insurance Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, cash flows, and related schedules for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Vesta Insurance Group, Inc.


                                                KPMG Peat Marwick LLP


Birmingham, Alabama
March 30, 1998